Exhibit 10.6

Exhibit 10.6 – Management Annual Incentive Plan

NATIONAL BANK AND TRUST COMPANY

NB&T INSURANCE COMPANY

Management Annual Incentive Plan

Amended and Restated Effective January 1, 2004

Purpose and Background

The National Bank and Trust Company and NB&T Ins Co. (the “Company”) has adopted the Management Annual Incentive Plan (the “Plan”) to provide an annual incentive opportunity based on the achievement of predetermined and communicated annual financial, strategic and/or individual objectives. Effective January 1, 2004, the Plan is amended and restated as provided in this document.

The Plan has been and continues to be a goal attainment type annual incentive plan which is based on the principle of “pay for performance” [i.e., the less the performance (Bank, operating unit or individual) the lower, if any, the payout under the Plan, the converse is also true generally within defined limits].

Eligibility

Participation in the Plan is determined by position title [i.e., all employees who are officers of the company (Assistant Vice President and above) or Branch Managers/Level 6 will be participants].

Participation in the Plan for a partial Plan year (i.e., in the event a new employee is hired or a current employee is promoted to a position which is eligible for participation in the Plan during a Plan year) will be pro-rated based on the number of months the participant worked while participating in the Plan.

Target Incentive Awards

A target incentive award as a percentage of base salary, has been established for all participants as follows:

BANK

10.0% AVP and Branch Manager

12.5% VP I

15.0% VP II

20.0% Sr. VP

22.5% EVP (Bank only)

45.0% President (Bank only)

INS CO.

10.0% AVP and VP

15.0% EVP

20% President

Target Incentive Award Allocation

Incentive awards are based on an assessment of Bank, operating unit (i.e., internal department or branch) and/or individual performance.

The following target incentives award allocations have been made:

Percentage of Total Incentive Award

Position	Bank	Operating Unit	Individual
President Bank	100%

President Ins	60%	20%	20%

Chief Financial Officer Bank	80%		20%

Executive Officers Bank	60%	20%	20%

Branch Managers/Level 6 + Loan/Trust/Ins Officers Bank & Ins	20%	60%	20%

Other Officers	20%		80%

Sr. Auditor, Asst.

Controller, Personnel

Director, etc.

The large operating unit component for branch managers and loan and trust as well as insurance officers will provide a focus for these individuals on the performance measure over which they have the most control - branch and/or department profitability.

The Bank, operating unit and individual incentive award components are separate and distinct with the exception that the Bank must achieve its threshold performance objective (see next section) before any incentive award is paid.

Bank Performance Objective

The Bank portion will use return on average assets (“ROAA”) and return on equity (“ROE”) for the Holding Company. For calculation purposes under the Plan, net income (i.e., the numerator in the ROAA calculation) is defined as income before income taxes and extraordinary items plus the provision for loan losses less net loan chargeoffs and Federal income taxes on a consolidated basis with security gains and losses calculated on a pro-rata basis unless the Board considers it an extraordinary transaction. In addition, net income will be calculated without a provision for officer incentive awards as provided by this Plan, but will include non-officer incentive awards as an expense item plus social security tax. Weighting for ROAA will be 25% and weighting or ROE will be 75% for the bank portion. Each can be attained at threshold, target and maximum.

Threshold, target and maximum performance objectives will be established annually for the Bank prior to the beginning of the Plan year:

The target performance objective will be based upon annual operating budgets or on performance data.

The threshold performance objective represents the level of performance which must be achieved before any award will be paid for the Bank component.

The maximum performance objective is set at levels, which if achieved, would clearly represent outstanding performance.

For each Plan year, the Board of Directors approves the ROAA and ROE figures that will comprise the threshold, target and maximum performance objectives for that Plan year.

The Bank portion, at the discretion of the Board of Directors of the Bank and Holding Co. will exclude any extraordinary items (i.e., acquisition, divestitures, significant changes in accounting principles or tax laws, etc.) in determining the level of achievement of the Bank performance objective.

Operating Unit Performance Objectives

The Company can utilize branch and department profitability and other criteria as the performance measure for the operating unit component.

Threshold, target and maximum performance measures will be set for each branch/department similar to that set for the Bank performance measure. Target profitability is based on budgeted profitability for the Plan year for each branch/department.

As was the case with the Bank component, a percentage of the target incentive award allocated to the operating unit component is earned at the threshold, target and maximum performance objectives:

Individual Performance Components

The level of a participant’s individual performance award is dependent upon their annual overall performance as determined during their annual performance evaluations.

The Company will set specific individual goals for each participant prior to the start of each Plan year. For example, the goals may represent items specific to a branch such as deposit and/or account growth or number of sales calls made.

At the conclusion of the Plan year, the Company will measure the level of achievement of each participant’s individual objectives and provide a payout accordingly.

As was the case with the Bank Component, a percentage of the target incentive award allocated to the operating unit component and individual component is earned at the threshold, target and maximum performance objectives.

Level of Achievement of Operating & Individual Unit Objective	Percent of Target Incentive Award Earned (Operating & Individual Unit Component)
Threshold Target Maximum	50% 100% 150%

Total Award Calculation

The sum of the award components (Bank, operating unit and individual) is the participant’s total incentive award from the Plan.

The following table indicates a hypothetical incentive award calculation:

Facts
Annual Base Salary Target Incentive Award Bank Component Operating Unit Component Individual Component Bank Performance	$20,000 10% of $20,000 ($2,000) 20% of target ($400) 60% of target ($1200) 20% of target ($400) Achieves target objective (100% of Bank Component earned)

Operating Unit Performance	Achieves maximum objective (150% of operating unit component earned)

Individual Performance	Achieves threshold objective (50% of individual component earned)

Award Calculation

Bank Component x Bank Performance) + (Operating Unit Component x Operating Unit Performance) + (Individual Component x Individual Performance) =

($400 x 100%) + ($1200 x 150%) + ($200 x 50%) = $2400

$400 + $1800 + $200 = $2400

Award Payment

The Company will pay awards in cash less the appropriate taxes upon close of the books in January for the preceding year.

Miscellaneous

Participants who terminate employment by reason of death, disability or normal retirement will receive a pro-rata award based on the number of months worked during the Plan year. Participants who terminate employment for any other reason during a Plan year will not be eligible to receive an award for that year. Participants who enter the plan during the year will receive a pro-rata share according to the number of months worked under the plan.

Effect of Change in Control

If a Change in Control (as defined below) occurs during any Plan year, all potential awards under the Plan will be paid to each employee then participating in the Plan on a pro-rata basis, based on performance objectives for that Plan year met on the date of the Change in Control.

For purposes of this provision, a “Change in Control” means the first to happen of any of the following after the date of this amendment:

(i) the acquisition of ownership or power to vote more than 50% of the voting stock of NB&T Financial Group, Inc., an Ohio corporation (“NB&T”);

(ii) the merger of NB&T or the Bank into, or the consolidation of NB&T or the Bank with, another corporation, or the merger of another corporation into NB&T or the Bank, on a basis whereby less than fifty percent of the total voting power of the surviving corporation is represented by shares held by former shareholders of NB&T prior to such merger or consolidation;

(iii) the acquisition of the ability to control the election of a majority of the directors of either of NB&T or the Bank;

(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of NB&T or the Bank cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of NB&T or the Bank was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of NB&T or the Bank;

(v) the acquisition by any person or entity of the power to direct NB&T’s or the Bank’s management or policies, if the Board of Directors has made a determination that such acquisition constitutes or will constitute an acquisition of control of NB&T or the Bank for the purpose of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder; or

(vi) NB&T or the Bank shall have sold substantially all of its assets.

For purposes of this paragraph, the term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate or other organization or entity.